CorEnergy Declares Common and Preferred Dividends, Schedules Results Release for Third Quarter 2022

KANSAS CITY, Mo. – November 3, 2022 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors declared a third quarter 2022 dividend of $0.05 per share for its common stock, consistent with the preceding quarter. The dividend is payable on November 30, 2022 to shareholders of record on November 16, 2022.

The Board of Directors also declared a cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on November 30, 2022, to shareholders of record on November 16, 2022.

Third Quarter 2022 Results Release Date

The Company announced that it will report results for its third quarter ended September 30, 2022, on November 10, 2022.

CorEnergy will host a conference call on Thursday, November 10, 2022, at 10:00 a.m. Central Time to discuss its financial results. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. Please dial into the call at +1-973-528-0016 and provide access code 977524 at least five minutes prior to the scheduled start time. The call will also be webcast in a listen-only format. A link to the webcast will be accessible at https://investors.corenergy.reit/.

A webcast replay of the conference call will be available on the Company’s website at https://investors.corenergy.reit/. A replay of the call will be available until December 9, 2022, by dialing +1-919-882-2331. The Conference ID is 46842.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) is a real estate investment trust that owns and operates or leases regulated natural gas transmission and distribution lines and crude oil gathering, storage and transmission pipelines and associated rights-of-way. For more information, please visit corenergy.reit.

Forward-Looking Statements

With the exception of historical information, certain statements contained in this press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any dividends paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants and other applicable requirements.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit